Exhibit 10.2

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Settlement Agreement”) is made as of May 22, 2008 (the “Settlement Date”), by and between COMMERCE PLANET, INC., a Utah corporation, with its principal executive offices at 30 South La Patera Lane, Suite 8, Goleta, California 93117 (the “Company”), CHARLES GUGLIUZZA, a California resident and OLIVE TREE HOLDINGS, LLC, a California limited liability company with an address at 17 Chardonnay Dr., Ladera Ranch, California 92694 (hereinafter, “Gugliuzza”). The Company and Gugliuzza may hereinafter be referred to singularly as a “party,” and collectively as the “parties.”

PREAMBLES:

WHEREAS, over the duration of Gugliuzza’s employment and position as a Board Member, the Company and Gugliuzza entered into Agreements (the “Stock Award Agreements”) pursuant to which the Company agreed to issue to Gugliuzza for consideration, thirteen shares of the Company’s Series D convertible preferred stock (the "Series D Preferred") and cash payments as bonus compensation based upon the Company’s achievement of certain monthly gross sales revenues in fiscal 2006 and 2007, for past services and to incentivize future performance and for service on the Company’s Board of Directors; and

WHEREAS, Gugliuzza and the Company agree that the Company’s initial attempt to issue the Series D Preferred pursuant to the Stock Award Agreements was legally defective because certain preconditions to issuance of such stock were not satisfied by the Company; and

WHEREAS, the Company and Gugliuzza agree that the best option to resolve the defects in the earlier attempted Series D Preferred issuance, to resolve compensation issues relating to the Stock Award Agreements (including satisfying the Company’s obligation to issue Form 1099’s to the Executive for stock when properly issued) and to comply with relevant income tax laws and regulations is for the Company and Gugliuzza to rescind ab initio the Stock Award Agreements as of the Settlement Date by reason of the Company’s failure to obtain stockholder approval for the Stock Award Agreements and the stock award to Gugliuzza thereunder; and

WHEREAS, the parties are desirous of settling and releasing any claim, liability or obligation that any party has or may have against the other or owe to the other in connection with the Stock Award Agreements, the Series D Preferred stock award, cash performance bonuses and all other compensation matters or otherwise.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Rescission of the Stock Award Agreements. On the Settlement Date, the Company and Gugliuzza agree to rescind ab initio the Stock Award Agreements and the stock award of all the Series D Preferred to Gugliuzza thereunder by reason of the Company’s failure to obtain stockholder approval for the Stock Award Agreements and the stock award of all the Series D Preferred to Gugliuzza.

2. Issuance of Shares. Within ten (10) days from the Settlement Date, Company shall issue 1,800,000 restricted shares of the Company’s common stock (the “Shares”) to Olive Tree Holdings, LLC. Olive Tree Holdings, LLC shall be deemed the owner of such Shares as of the Settlement Date. The Company shall issue a Form 1099 to Olive Tree Holdings LLC that reflects a value per share on the Settlement Date equal to one-half (50%) of the publicly traded Company common stock price on the Settlement Date, in recognition of the trading restrictions imposed by law upon the shares so issued.

3. Resignation as a Director. Effective as of the Settlement Date, Gugliuzza shall resign as a member of the Board of Directors of the Company.

4. Representations and Warranties of Gugliuzza; Covenants.

(a) Receipt of Shares. Gugliuzza represents and warrants that Gugliuzza: (i) is an accredited investor under federal securities laws; (ii) is acquiring the Shares solely for Gugliuzza’s own account and beneficial interest, for investment and not for sale or with a view to distribution of the Shares or any part thereof; (iii) has no present intention of selling (in connection with a distribution or otherwise) or granting any participation in or otherwise distributing the Shares; and (iv) is not aware of any presently existing facts which would cause a change in such intention. Gugliuzza also represents that any permitted transfer of the Shares by Gugliuzza will be made in compliance with applicable law and only in accordance with this Settlement Agreement.

(b) No Reliance. Gugliuzza represents and warrants that Gugliuzza is fully familiar with the Company’s business and financial condition, and is acquiring the Shares solely in reliance on Gugliuzza's own judgment as to the business, financial condition and prospects of the Company and not in reliance on any representations and warranties of the Company with respect thereto.

(c) Restricted Securities; Limitations on Disposition. Gugliuzza understands and agrees that the Shares are characterized as “Restricted Securities” under the federal securities laws in as much as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under federal securities laws only in certain limited sets of circumstances.

(d) Transfers. Gugliuzza shall not, without the prior written consent of the Company, voluntarily or involuntarily, publicly sell, assign, transfer, give, bequeath, devise, donate or otherwise dispose of, or pledge, deposit or otherwise encumber, in any manner, any of the Shares (a “Transfer”) for a period of twelve (12) months after the date of issuance of the Shares. The Company shall not cause or permit the Transfer of the Shares to be made on its books except to the extent expressly permitted by this 3(d).

(e) Dilution. Gugliuzza understands and agrees that he shall have no anti-dilution rights or preemptive rights of any kind with respect to the Shares and therefore the Shares and his ownership interest in the Company shall be subject to dilution.

5. Warranties and Representations of the Company; Covenants.

(a) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and has all requisite corporate power and authority to own and operate its assets and properties and to carry on its current or contemplated business.

(b) Power and Authority. All corporate action on the part of the Company, and its officers, directors and stockholders, necessary for the authorization, execution and delivery of this Settlement Agreement, the performance of all obligations of the Company hereunder, have been taken or will be taken, as required.

(c) Governmental Consents. To the Company’s knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, regional, state or local governmental authority on the part of the Company is required in connection with the transactions contemplated hereunder.

(d) Dilution. The Company represents and warrants that Gugliuzza shall have the same rights and privileges under the Company’s Certificate of Incorporation as the other holders of the Company’s common stock, and no shareholders of the Company have been granted preemptive rights under the Company’s Certificate of Incorporation.

(e) Valid Issuance of Shares. The Shares, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and non-assessable, and free of any liens or encumbrances.

6. Further Assurances. The parties hereby agree to execute and to deliver such additional documents, agreements and instruments, and take or cause to be taken such additional action as another party may request in order to more fully give effect to the settlement reflected in this Settlement Agreement.

7. Release by Gugliuzza. A separate release entitled Attachment A has been executed by Gugliuzza, attached hereto and incorporated by reference.

8. Release by Company. A separate release entitled Attachment B has been executed by the Company, attached hereto and incorporated by reference.

9. Confidentiality.

(a) The parties warrant that the terms and conditions of this Settlement Agreement (the “Confidential Information”) shall remain confidential and shall not be disclosed to any entity or person unless disclosure is: (i) ordered by a court of competent jurisdiction; (ii) reasonably necessary for the conduct of the business of the Company; (iii) required by federal or state securities laws; (iv) reasonably necessary for compliance with federal or state income tax laws or requests from taxing authorities for documentation relevant thereto; or (v) necessary for the enforcement of the Settlement Agreement, in which case the Settlement Agreement shall be filed with the court and/or judicial body under seal.

(b) The Parties agree that their obligations under Section 9(a) hereof are necessary and reasonable in order to protect the Parties, and expressly agree that due to the unique nature of the Confidential Information, monetary damages would be inadequate to compensate the Parties for any breach of any covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the Parties and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Parties shall be entitled (i) to obtain injunctive relief against the threatened breach of this Settlement Agreement or the continuation of any such breach, without the necessity of proving actual damages and, (ii) to be indemnified by the violating Party from any loss or harm, including but not limited to attorney’s fees, arising out of or in connection with any breach or enforcement of the Parties’ obligations under Section 9(a) hereof.

10. Miscellaneous.

(a) Entire Agreement. All agreements, covenants, representations and warranties, express or implied, oral or written, of the parties hereto concerning the subject matter hereof are contained herein and includes the attached releases by executed by both Parties. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein.

(b) Negotiations between the Parties. The parties acknowledge that each party has reviewed this Settlement Agreement, that this Settlement Agreement has been voluntarily negotiated at arms length, and that each party has had an opportunity to consult with legal counsel. There shall be no presumption that any ambiguities in this Settlement Agreement shall be resolved against any party. Any controversy regarding the construction or interpretation of this Settlement Agreement shall be decided neutrally, in light of its conciliatory purposes, and without regard to events of authorship.

(c) Amendments and Waivers. This Settlement Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party may, by an instrument in writing, waive performance or compliance by any other party with respect to any term or provision of this Settlement Agreement on the part of such other party to be performed or complied with. The waiver by any party of a breach of any term or provision of this Settlement Agreement shall not be construed as a waiver of any subsequent breach.

(d) Notices. Any notice or other communication required or permitted hereunder shall be in writing and delivered, or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses first set forth above, or to such other address or addresses as may hereafter be furnished by one party to the other party in compliance with the terms hereof. Any party may, by like notice, change the address to which notice should be given. All such notices and communications shall be effective when delivered at the designated addresses or five days after deposited in the mails in conformity with the provisions hereof.

(e) Assignment. Neither this Settlement Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either party without the prior written consent of the other party.

(f) Binding Nature. This Settlement Agreement shall be binding upon and shall inure to the benefit of the signatories and their respective heirs, executors, administrators, trustees, beneficiaries, predecessors, successors, affiliated and related entities, officers, directors, principals, agents, employees, assigns, representatives, and all persons, firms, associations, and/or corporations connected with them, including, without limitation, their insurers, sureties and/or attorneys.

(g) No Prejudicial Value. This Settlement Agreement is without prejudice or value as precedent and shall not be used in any proceeding or hearing to create, prove, or interpret the obligations under, or terms and conditions of, any other agreement.

(h) Warranty Of Authorized Signatories. Each of the signatories hereto warrants and represents that he is competent and authorized to enter into this Settlement Agreement on behalf of the party for whom he purports to sign.

(i) Section and Other Headings. The section and other headings contained in this Settlement Agreement are for reference purposes only and shall not be deemed to be a part of this Settlement Agreement or to affect the meaning or interpretation of this Settlement Agreement.

(j) Execution in Counterparts. This Settlement Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(k) Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflicts of law provisions thereof.

(l) Consent to Jurisdiction. Each of the parties hereto: (i) consents and submits to the jurisdiction of the Courts of the State of California and of the Courts of the United States for a judicial district within the territorial limits of the State of California for all purposes of this Settlement Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation and liability arising under or by reason of this Settlement Agreement; and (ii) consents and submits to the venue of such action or proceeding in the City and County of Los Angeles (or such judicial district of a Court of the United States as shall include the same).

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IN WITNESS WHEREOF, the parties have executed and delivered this Settlement Agreement as of the date first above written.

COMMERCE PLANET, INC.

By:	/s/ Tony Roth
Name:	Tony Roth
Its:	Chief Executive Officer

/s/ Charles Gugliuzza
Charles Gugliuzza